Exhibit (a)(5)(viii)

News Release

Outerwall Inc. Announces Final Results of

Modified Dutch Auction Tender Offer

BELLEVUE, Wash., March 13, 2014 — Outerwall Inc. (Nasdaq: OUTR) today announced the final results of its modified “Dutch Auction” self-tender offer for the purchase of up to $350 million in value of shares of its common stock, which expired at 12:00 Midnight, New York City time, at the end of the day of March 7, 2014.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, Outerwall accepted for payment an aggregate of 5,291,701 shares of its common stock at a final purchase price of $70.07 per share, for an aggregate cost of approximately $370.8 million, excluding fees and expenses relating to the tender offer. The shares accepted for purchase in the tender offer include shares accepted through Outerwall’s exercise of its right to upsize the tender offer by up to 2% of its outstanding shares.

The aggregate number of shares purchased in the tender offer by Outerwall represented approximately 20.6% of its outstanding shares of common stock as of March 11, 2014. Following settlement of the tender offer, Outerwall has approximately 20,392,395 shares outstanding.

“We are happy with the success of our tender offer,” said chief executive officer J. Scott Di Valerio. “Its completion demonstrates our commitment to delivering stockholder returns as we optimize capital allocation and drive for overall value creation, while expressing confidence in our business and long-term growth potential.”

The depositary will promptly issue payment for shares validly tendered and accepted for purchase in accordance with applicable law. Shares tendered and not accepted for purchase will be returned promptly to stockholders by the depositary in accordance with applicable law.

Morgan Stanley & Co. LLC acted as the dealer manager for the tender offer. Stockholders who have questions about the tender offer may call Innisfree M&A Incorporated, the information agent for the tender offer, at (888) 750-5834 or collect at (212) 750-5833 (for banks and brokers).

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements”. The words “will,” “expect,” “intend,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this release include statements regarding the number of and the payment for shares being repurchased in the tender offer and other actions relating to the tender offer. Forward-looking statements are not guarantees of future actions or events, which may vary materially from those expressed or implied in such statements. Differences may result from actions taken by Outerwall or its management, as well as from risks and uncertainties beyond Outerwall’s control, including relating to third parties such as the depositary and the stockholders. Such actions, risks, and uncertainties include uncertainties relating to the tender offer (including payment for and return of shares), changes to Outerwall’s financing arrangements, Outerwall’s financial results and condition, and changes in financial markets and regulatory and economic conditions. The foregoing list of actions, risks and uncertainties is illustrative but by no means exhaustive. For more information on factors that may affect Outerwall, please review “Risk Factors” and other disclosures described in Outerwall’s most recent Annual Report on Form 10-K, as well as other public filings with the SEC. These forward-looking statements reflect Outerwall’s expectations as of the date of this release. Outerwall undertakes no obligation to update the information provided herein.

Media, Marci Maule, Director of Public Relations, 425-943-8277, marci.maule@outerwall.com; Financial Analysts and Investors, Rosemary Moothart, Director of Investor Relations, 425-943-8140, rosemary.moothart@outerwall.com